NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 03, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 20, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tortoise Pipeline & Energy Fund, Inc. and Tortoise Power and Energy Infrastructure Fund became effective after market close on December 20, 2024. Each share of Common Stock of Tortoise Pipeline & Energy Fund, Inc. was converted into 2.40891304 shares of beneficial interest of Tortoise Power and Energy Infrastructure Fund, a series of Tortoise Capital Series Trust. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on December 23, 2024.